Company Contact:
Randy Keys, President and CFO
(713) 935-0122
rkeys@evolutionpetroleum.com

FOR IMMEDIATE RELEASE

Evolution Petroleum Reports Reserves as of June 30, 2015 and Declares $0.05 Dividend per Share of Common Stock

Houston, TX, August 17, 2015 - Evolution Petroleum Corporation (NYSE MKT: EPM) today declared a quarterly dividend of $0.05 per share of common stock and further reported year-end reserves as of June 30, 2015 with comparisons to the prior year.
Cash Dividend
A cash dividend of $0.05 per share of common stock will be paid on September 30, 2015 to common stockholders as of September 15, 2015. Based on our current projections for the fiscal years ending June 30, 2015 and 2016, we expect that a portion of our cash dividends on common stock will be treated as a return of capital and the remainder as qualified dividend income. When we are able to make a final determination regarding the tax treatment of dividends for the respective fiscal year, we will report this information to recipients.
Reserves as of June 30, 2015
Highlights

•
Proved oil equivalent reserves at June 30, 2015 were 12.4 million barrels of oil equivalent (“MMBOE”), a 6% decrease from the prior year, resulting from production in the previous year and the more economic utilization of methane reserves to generate electricity and reduce operating costs instead of sale to third parties, partially offset by positive revisions in natural gas liquids (“NGL”) recovery.

•	Proved oil equivalent reserves at June 30, 2015 were 80% crude oil, 20% natural gas liquids and approximately 59% developed.

•
PV-10* Value of Proved reserves was $219 million, based on an SEC trailing twelve month average West Texas Intermediate (“WTI”) crude oil price of $71.88 per barrel, as compared to $320 million in the prior year based on an average $100.37 WTI crude oil price.

•	Reserve Life Index** for Proved oil reserves at Delhi is approximately 17 years, with a remaining production life in excess of 30 years.

•
Proved plus Probable oil equivalent reserves of 21.8 MMBOE were down slightly by 4% from the prior year, attributable to both production and the conversion of methane reserve volumes from future sales of natural gas into fuel for power generation and, therefore, lower field operating costs

Summary Reserves as of June 30, 2015
	Oil MBO	NGL MBL	Gas(a) MMCF	Equivalent MBOE	PV-10* $MM
Proved Developed	7,317	—	—	7,317	$188.8
Proved Undeveloped	2,664	2,432	—	5,096	29.5
Total Proved (Delhi)	9,981	2,432	—	12,413	$218.3
Proved Developed (GARP®)	30	2	5	33	0.4
Total Proved	10,011	2,434	5	12,446	$218.7

Probable Developed	4,034	—	—	4,034	$38.3
Probable Undeveloped	3,376	1,929	—	5,305	34.0
Total Probable (Delhi)	7,410	1,929	—	9,339	$72.3
Possible Developed	1,625	—	—	1,625	$9.1
Possible Undeveloped	730	599	—	1,329	4.5
Total Possible (Delhi)	2,355	599	—	2,954	$13.6

(a) Prior year Delhi gas reserve volumes now planned to be utilized to generate power in the field, thereby lowering operating costs
*PV-10 is a non-GAAP measure that is reconciled below

Delhi
Our reserves quantities in the Delhi Field were consistent with expectations year over year. Positive revisions in recoveries of NGLs were offset by production from the prior year and plans to more economically utilize our methane reserves to reduce operating costs in the field rather than sell them into the market. The reserves report reflects the November 2014 reversion of our 23.9% working interest, together with our 7.4% overriding royalty and mineral interests in the field.
Proved reserves volumes totaled 12.4 MMBOE compared to 13.3 MMBOE in the prior year. Prior year proved reserves included 0.5 MMBOE of methane to be produced from the NGL plant currently under development, whereas our current reserves exclude methane volumes and instead account for the methane as contributing to lower projected operating costs through use as fuel. Our PV-10* value of $218 million was consistent with our expectations in this lower price environment. We receive favorable Light Louisiana Sweet crude oil pricing in the field, which continues to trade at a premium to WTI, as well as low pipeline transportation costs to get our production to market.
Additionally, our cost of purchased CO2 in the Delhi field, the largest component of operating costs and the majority of our operating costs, is directly tied to the price of oil sales from the field, so this major operating cost has dropped commensurate with the price of crude. We have also seen reductions in other field operating costs as the operator has focused on initiatives to lower field operating expenses.
Probable reserve volumes at Delhi were 9.3 MMBOE, compared to 9.5 MMBOE in the prior year that included 0.3 MMBOE of methane. Possible reserves volumes at Delhi of 3.0 MMBOE were virtually flat compared to the prior year. In both cases, other positive adjustments substantially offset the reduction in natural gas reserves from the revised plans to utilize this gas for power generation.
Gross production at Delhi in the fourth quarter of fiscal 2015 was 6,328 barrels of oil per day (“BOPD”), up 2% from the third fiscal quarter’s 6,203 BOPD. Production volumes net to the Company were 1,677 BOPD and 1,644 BOPD, respectively. We expect production from the field to average in excess of 6,000 BOPD until we add the additional volumes from the NGL plant in calendar 2016 and complete the roll-out of the CO2 project in subsequent years. We expect production growth to continue well into the next decade.
The plans and purchases for construction of the NGL plant are underway and we are anticipating startup next summer. The plant has a total estimated cost of $24.6 million net to Evolution, of which approximately $5.0 million had been incurred as of June 30, 2015. The reserves report includes projected peak proved production volumes of approximately 1,850 barrels of liquids per day from the NGL plant over the next five years, and peak probable volumes of 1,140 barrels of liquids per day later next decade. As previously discussed, the methane produced from the plant will be used to generate electricity and other power requirements for the field, which will substantially reduce operating costs. The NGL plant is also expected to increase the efficiency of the CO2 flood, and the reserves report reflects incremental gross crude oil production volumes in the range of 500 BOPD once the plant is operational.
Remaining estimated capital expenditures amount to $9.34 per BOE for proved undeveloped reserves and $4.89 for probable undeveloped reserves. Looking forward, the timing of plans for continued development of the eastern part of the Delhi field is dependent on the operator’s plans for capital allocation within their portfolio. We continue to believe that these high quality and economically viable projects will be executed as planned, subject to oil price volatility.

Estimated Future Production Volumes:
The following table presents the projected gross daily production volumes for the next five years from the proved reserves report, and do not include any of the substantial probable and possible reserves. These volumes are estimates and involve uncertainties which are customary to such estimates of future production. The undeveloped volumes indicated are dependent on the timing of the relevant projects, which involve greater uncertainty in the current oil price environment.

Fiscal	Proved
Year	Developed	Proved	Proved	Combined
Ended	Producing	Undeveloped	Undeveloped	Bbls per
June 30,	Oil - BOPD	Oil - BOPD	NGL - BLPD	Day

2016	6,203	-	-	6,203
2017	6,488	192	1,736	8,416
2018	6,152	858	1,823	8,833
2019	5,662	1,355	1,824	8,841
2020	5,224	1,877	1,846	8,947

GARP® and Other Fields
We lost one of our GARP® wells during fiscal 2015 due to excessive plugging of the pump from formation solids, despite several work-overs that impacted operating expense. We made the decision to cease production from this well as there was not an economic solution to continue its operation. Potential revenue growth from our GARP® business is expected to come from fees generated from future installations. We are currently working with four operators under master service agreements entered into during fiscal 2015 to identify opportunities for application of our technology and have completed our first installation under one agreement.
Additionally, during 2015 we completed the divestiture of all noncore properties. Consequently, all of our undeveloped and Probable and Possible reserves are located in the Delhi field.
Summary
Evolution Petroleum’s Chief Executive Officer, Robert S. Herlin, said: "At this stage of the industry cycle, Evolution’s strengths of no debt and visible production growth are evident.
“We have adjusted our long term forecast for this lower price environment and believe that the strengths of our financial discipline and the long-lived reserves in the Delhi field are demonstrating their value. With zero debt, we are not faced with the financial risks of many of our peers, and our hedges provide reasonable price protection through the end of calendar 2015. Additionally, Delhi provides long-lived, stable production, and consequently we are not faced with steep production decline curves that are characteristic of capital intensive unconventional plays. Every dollar of profit we generate is either reinvested back into growth projects or returned to shareholders.

“The Delhi field is a high-quality asset with many years of visible growth ahead of it, and the nature of enhanced oil recovery projects is that they often improve over time. When considering the value of this asset, we take into account what oil prices will average over the next ten to twenty years, not just this year or next.
“In summary, our balance sheet and cash flow remain strong and we are well-positioned to weather this current drop in oil prices. We believe that our financial position may allow us to take advantage of opportunities which occur only during these cyclical downturns. We remain committed to our shareholders and are working hard to reward them for their continuing support.”
About Evolution Petroleum
Evolution Petroleum Corporation develops incremental petroleum reserves and shareholder value by applying conventional and specialized technology to known oil and gas resources, onshore in the United States. Principal assets include a CO2-EOR project in Louisiana’s Delhi field and a patented technology designed to extend the life and increase ultimate recoveries of depletion drive oil and gas wells. Additional information, including the Company’s annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.evolutionpetroleum.com. Additional information regarding GARP® is available on the www.garplift.com website.
Cautionary Statement
All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to complete transactions, successfully apply technology applications in the re-development of oil and gas fields, realize future production volumes, realize success in our drilling and development activity and forecasts of legal claims, prices, future revenues and income and cash flows and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Actual results may differ materially from those included in the forward-looking statements.
Cautionary Note to U.S. Investors – The SEC’s current rules allow oil and gas companies to disclose not only Proved reserves, but also Probable and Possible reserves that meet the SEC’s definitions of such terms. We disclose Proved, Probable and Possible reserves in our filings with the SEC and in this press release. Our reserves as of June 30, 2015 were estimated by DeGolyer & MacNaughton (“D&M”), and reserves in the prior year are based on work by D&M, W. D. Von

Gonten & Co., and Pinnacle Energy Services, LLC, all independent petroleum engineering firms. Estimates of Probable and Possible reserves are by their nature more speculative than estimates of Proved reserves and are subject to greater uncertainties, and accordingly the likelihood of recovering those reserves is subject to substantially greater risk.

* PV-10 of Proved reserves is a pre-tax non-GAAP measure. The table below presents a reconciliation of PV-10 to the unaudited after-tax Standardized Measure of Discounted Future Net Cash Flows, which is the most directly comparable financial measure calculated in accordance with GAAP. We believe that the presentation of the non-GAAP financial measure of PV-10 provides useful and relevant information to investors because of its wide use by analysts and investors in evaluating the relative monetary significance of oil and natural gas properties, and as a basis for comparison of the relative size and value of our reserves to other companies’ reserves. We also use this pre-tax measure when assessing the potential return on investment related to oil and natural gas properties and in evaluating acquisition opportunities. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, we believe the use of a pre-tax measure is valuable for evaluating our Company. PV-10 is not a measure of financial or operating performance under GAAP, nor is it intended to represent the current market value of our estimated oil and natural gas reserves. PV-10 should not be considered in isolation or as a substitute for the Standardized Measure as defined under GAAP, and reconciled below. Probable and Possible reserves are not recognized by GAAP, and therefore the PV-10 of Probable and Possible reserves cannot be reconciled to a GAAP measure.

The following table provides a reconciliation of the PV-10 of our Proved Oil and Gas Properties to the Unaudited Standardized Measure of Discounted Future Net Cash Flows:

	For the Years Ended June 30,
	2015	2014

Estimated future net revenues	$448,113,943	$671,972,966
10% annual discount for estimated timing of future net cash flows	(229,407,446)	(352,227,569)
Estimated future net revenues discounted at 10% (PV-10)	218,706,497	319,745,397
Estimated future income tax expenses discounted at 10%	(59,509,958)	(93,667,725)
Standardized measure of discounted future net cash flows	$159,196,539	$226,077,672

** Reserve Life Index is a relative measure of the average life of a Company’s reserves calculated as the remaining reserves divided by the current rate of production. In our calculation we have used total Proved oil reserves divided by expected oil production in the first 12 months of the reserve report, calculated on a gross basis so as not to be affected by the timing of the working interest reversion. Natural gas and NGL reserves and production were not considered material or relevant for the purpose of this calculation as they are currently undeveloped. We believe that this measure is relevant to understanding and analyzing our reserve base and is useful to investors and analysts in comparing our company to others in the industry. This measure is not an absolute measure of the expected life of our reserves, nor is it intended to convey information about any specific event or time in the future.

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